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                                                                      EXHIBIT 99

NEWS           RE:                                          LIBBEY INC.
BULLENTIN                                                   300 MADISON AVE.
                                                            P.0. BOX 10060
FROM:                                                       TOLEDO, OH 43699
FRB

--------------------------------------------------------------------------------
THE FINANCIAL RELATIONS BOARD INC.

FOR FURTHER INFORMATION:

AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD:
KENNETH WILKES           JENIFER ESTABROOK        SUZY LYNDE
VP/CFO & TREASURER       GENERAL INQUIRIES        ANALYST INQUIRIES
(419)325-2490            (312)640-6787            (312)640-6772


FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 20, 1997

       LIBBEY INC. ANNOUNCES THIRD-QUARTER EARNINGS OF 74(CENT) PER SHARE,
                   CITES HIGHER SALES, IMPROVED PROFITABILITY;
                     PLANS TO ISSUE ADDITIONAL COMMON STOCK

TOLEDO, OHIO, OCTOBER 20, 1997 -- LIBBEY INC. (NYSE: LBY) today announced that sales, earnings before interest and income taxes (EBIT) and net income increased in the third quarter ended September 30, 1997, compared with the year-ago period.

Sales in the third quarter increased 10.5 percent to $104.8 million from $94.9 million a year earlier. EBIT totaled $22.8 million, up 14.9 percent from $19.9 million in the year-ago quarter.

Net income increased 15.8 percent to $11.6 million, or 74 cents per share, from $10.0 million, or 65 cents per share, including common stock equivalents, in the year-ago quarter.

IMPROVED SALES PERFORMANCE

John F. Meier, chairman and chief executive officer, commented, "Our sales trends improved in the quarter, compared with a slow start earlier this year. We experienced solid growth in glassware sales led by increases in retail, premium and export sales. Our foodservice sales continued to improve with modest growth compared with the year-ago period."

The improvement also reflected the effects of the August 29, 1997, acquisition of World Tableware and the distribution agreement with Vitrocrisa S.A. de C.V., the largest manufacturer of glass tableware in Mexico, whereby Libbey is the exclusive distributor of Vitrocrisa's glass tableware products in the United States and Canada.


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GROWTH IN PROFIT MARGINS

Earnings before interest and income taxes (EBIT) grew to $22.8 million, or 14.9 percent, and as a percentage of sales increased to 21.8 percent as compared with
20.9 percent in the year-ago period. Growth in income from operations contributed to the increase, as the benefits of greater sales of higher-margin products were only partially diminished by higher distribution costs and increases in selling expenses.

Meier commented, "The improved sales mix is reflective of our continuing effort to sell higher-value products. Higher expenses from realigning certain warehousing and distribution facilities and increased sales support resources are consistent with our goal of improved customer service. Efficiencies in these areas are being pursued."

The increase in EBIT also resulted from equity earnings associated with the company's 49 percent joint venture investment in Mexico. The investment occurred on August 29, 1997.

Net income as a percentage of sales increased to 11.0 percent from 10.5 percent in the year-ago period. A higher EBIT margin more than offset an increase in the company's effective tax rate to 39.2 percent from 39.0 percent in the year-ago period.

Meier added, "We are pleased that the Vitro transactions, consummated in late August, are already having a positive, albeit modest, effect on our earnings."

NINE-MONTH RESULTS

For the nine months ended September 30, sales rose 1.6 percent to $287.3 million from $282.7 million in the year-ago period. Earnings before interest and income taxes (EBIT) increased 10.5 percent, to $53.8 million from $48.7 million in the nine-month period of 1996. Net income grew by 16.4 percent to $26.3 million from $22.6 million a year ago.

Sales in the first nine months were affected by the company's decision to exit certain pieces of low- margin sales in late 1996, principally in the industrial area. Improved sales mix was a result of the loss of low-margin business, and these benefits were only partially offset by higher operating expenses. Higher operating profits and the inclusion of equity earnings from the company's new joint venture investment contributed to growth in EBIT of 10.5 percent to $53.8 million.

PROFIT MARGINS

For the nine months ended September 30, earnings before interest and income taxes (EBIT) as a percentage of sales increased to 18.7 percent from 17.2 percent in the year-ago period. Improved sales mix of higher-margin products and lower manufacturing costs offset higher distribution and sales support costs. Net income as a percentage of sales increased to 9.2 percent compared with 8.0 percent in the year-ago period. Reasons for the improvement include higher EBIT margins,


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lower interest expense due to reduced debt and lower borrowing costs on average, and a reduction in the company's effective tax rate to 39.1 percent from 39.3 percent in the year-ago period.

FINANCIAL POSITION

At September 30, the company's total debt was $320.0 million, an increase of $77.5 million from the year-ago amount of $242.5 million. The increase is attributable to the acquisition and joint venture investment consummated by the company on August 29, which included a cash purchase price of approximately $100 million and refinancing of $5 million of related debt, both of which were financed under the company's bank facility.

The company's operating cash flow, or earnings before interest, income taxes, depreciation and amortization (EBITDA), increased to $69.7 million for the nine-month period ending September 30, up 7.1 percent from the year-ago period. The company's EBITDA to interest ratio increased for the nine-month period ending September 30 to 6.6x, compared with 5.7x in the year-ago period.

Meier, commenting on the company's financial position, said, "Our cash flows are growing, and adjusting for the acquisition debt, we expect another year of debt reduction. Interest coverage remains strong, and our recently refinanced bank facility, with an extended maturity and greater financing flexibility, is consistent with our current requirements. However, as always, we consider refinancing opportunities on a regular basis."

PLANS TO ISSUE COMMON STOCK

The company also announced its plans to issue under its effective shelf registration statement up to two million shares of common stock in the near future, the proceeds of which would be used to pay down bank debt.

OUTLOOK FOR THE FOURTH QUARTER

Meier concluded, "The recent acquisitions and improvement in our core sales trends are reason for optimism. However, we are influenced by how changes in economic conditions will affect the foodservice and consumer housewares industries in the United States. Currently, we expect modest growth in these key markets in the months ahead. In addition, continued attention to cost control will be required as we enhance our manufacturing, distribution and customer support functions. On balance, we have a positive outlook, and our target is to continue double-digit growth in earnings."

The company indicated that all of the statements relating to future performance in this release is "forward-looking" information, as defined in the Securities Litigation Reform Act of 1995. This Safe Harbor Statement is being made pursuant to the Act and with the intention of obtaining the benefits of the so-called Safe Harbor provisions of the Act. The company's operations are subject to a number of risks as more fully set forth in the company's 8K dated August 8, 1996. Actual performance may differ materially from that projected in any such statements.



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  Libbey Inc.:
   -   is the largest producer of glass tableware in North America;
   -   is a leading producer of tabletop products for the foodservice industry;
   - is a joint venture partner in the largest glass tableware company in Mexico, Vitrocrisa;
   -   exports to more than 100 countries; and,
   - provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, Ohio and Ontario, Canada. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for the foodservice industry in the United States. And through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items, principally for the foodservice industry in the United States. In 1996, its net sales totaled $398 million.



    FOR FURTHER INFORMATION REGARDING LIBBEY INC., FREE OF CHARGE VIA FAX,
               DIAL 1-800-PRO-INFO AND US TICKER SYMBOL "LBY."

                              TABLES TO FOLLOW...
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                                   LIBBEY INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Amounts in thousands, except per share data)

                                              THREE MONTHS ENDED
                                         September 30, September 30,    Percent
                                              1997        1996           Change
                                         ------------- -------------    -------
    Net sales                                $104,824      $94,888      10.5%
    Royalties and net technical assistance        551          695
                                             --------      -------
         Total revenues                       105,375       95,583      10.2%

    Cost of sales                              71,959       66,376       8.4%
    Selling, general and administrative
      expenses                                 11,659        9,817      18.8%
                                             --------      -------
         Income from operations                21,757       19,390      12.2%

    Equity earnings                               830
    Other income (expense)                        258          489
                                             --------      -------
         Earnings before interest and
           income taxes                        22,845       19,879      14.9%

    Interest expense -- net                    (3,854)      (3,513)
                                             --------      -------
         Income before income taxes            18,991       16,366      16.0%

    Provision for income taxes                  7,436        6,391
                                             --------      -------
         Net income                           $11,555       $9,975      15.8%
                                             ========      =======

    Net income per share                        $0.74        $0.65
                                             ========      =======

    Weighted average shares outstanding
       including common share equivalents      15,666       15,440
                                             ========      =======



                                                     NINE MONTHS ENDED

                                         September 30, September 30,    Percent
                                              1997        1996           Change
                                         ------------- -------------    -------
    Net sales                                $287,257     $282,693       1.6%
    Royalties and net technical assistance      2,171        1,927
                                             --------     --------
         Total revenues                       289,428      284,620       1.7%

    Cost of sales                             200,628      204,240      -1.8%
    Selling, general and
     administrative expenses                   36,116       32,919       9.7%
                                             --------     --------
         Income from operations                52,684       47,461      11.0%

    Equity earnings                               830
    Other income (expense)                        302        1,248
                                             --------     --------
         Earnings before interest and
          income taxes                         53,816       48,709      10.5%

      Interest expense--net                   (10,598)     (11,445)
                                             --------     --------
         Income before income taxes            43,218       37,264      16.0%

    Provision for income taxes                 16,885       14,646
                                             --------     --------
         Net income                           $26,333      $22,618      16.4%
                                             ========     ========
    Net income per share                        $1.69        $1.47
                                             ========     ========
    Weighted average shares outstanding
       including common share equivalents      15,569       15,381
                                             ========     ========


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                                 LIBBEY INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                      September 30,  December 30, September 30,
                                          1997          1996           1996
                                      -------------  ------------ -------------
    ASSETS
    Cash                               $  2,205      $  1,990       $  4,617
    Accounts receivable                  61,049        42,054         42,440
    Inventories                         118,806        76,381         87,944
    Other current assets                  6,895         6,719          7,304
                                       --------      --------       --------
         Total current assets           188,955       127,144        142,305

    Investments                          81,305

    Other assets                         34,235        31,488         30,641

    Goodwill                             45,455        37,731         38,576

    Net property, plant and equipment   116,826       119,370        120,232
                                       --------      --------       --------
    Total assets                       $466,776      $315,733       $331,754
                                       ========      ========       ========
    LIABILITIES AND SHAREHOLDERS' EQUITY

    Notes payable                      $ 10,000      $  4,525       $  9,187
    Accounts payable                     27,036        22,506         15,331
    Accrued liabilities                  27,860        23,102         19,908
    Other current liabilities            18,535        15,713         16,534
                                       --------      --------       --------
         Total current liabilities       83,431        65,846         60,960

    Long-term debt                      310,034       202,851        233,342
    Deferred taxes and other liabilities 12,942        14,318         13,032

    Nonpension retirement benefits       52,301        51,165         51,915

    Total shareholders' equity (deficit)  8,068       (18,447)       (27,495)
                                       --------      --------       --------
    Total liabilities and
     shareholders' equity              $466,776      $315,733       $331,754
                                       ========      ========       ========


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                                 LIBBEY INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                            (Dollars in thousands)

                                                    NINE MONTHS ENDED

                                                September 30,   September 30,
                                                     1997           1996
                                                -------------   -------------
    Operating activities
         Net income                                $26,333        $22,618
         Depreciation and amortization              15,863         16,334
         Equity earnings                              (830)
         Other non-cash charges                        (36)           940
         Net change in components of working
            capital and other assets               (38,645)       (17,037)
                                                   -------        -------
            Net cash provided by operating
             activities                              2,685         22,855

    Investing activities
         Additions to property plant and equipment (10,975)       (11,121)
         Vitro investments                        (104,487)
                                                   -------        -------
            Net cash used in investing activities (115,462)       (11,121)

    Financing activities
         Net borrowings (repayment) under
            Bank Credit Agreement                  107,283        (15,394)
         Other net borrowings                        5,475          9,187
         Stock options exercised                     3,642            376
         Dividends                                  (3,405)        (3,382)
                                                   -------        -------
            Net cash provided by (used in)
             financing activities                  112,995         (9,213)
    Effect of exchange rate fluctuations on cash        (3)             1
                                                   -------        -------
    Increase in cash                                   215          2,522
    Cash at beginning of year                        1,990          2,095
                                                   -------        -------
    Cash at end of period                          $ 2,205        $ 4,617
                                                   =======        =======

